EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:
Joan Cronson (763) 212-1418                        Ann Folkman (763) 551-7496
Radisson Hotels & Resorts                          Select Comfort Corporation
jcronson@carlson.com                               ann.folkman@selectcomfort.com
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            RADISSON HOTELS & RESORTS TO FEATURE THE SLEEP NUMBER BED
     OFFERING CUSTOMERS NEW LEVEL OF PERSONAL CHOICE AND COMFORT IN BEDDING CARLSON HOTELS WORLDWIDE AND SELECT COMFORT ANNOUNCE EXCLUSIVE BRAND AGREEMENT

MINNEAPOLIS, MINN. (May 25, 2004) - Carlson Hotels Worldwide and Select Comfort Corporation (NASDAQ: SCSS) announced today an exclusive partnership to have SLEEP NUMBER(R) beds availablE in all Radisson Hotels & Resorts(R) in the United States, Canada and the Caribbean. Plans call for the national introduction of a custom-designed Sleep Number Bed by Select Comfort(TM) at 249 Radisson properties in 2004, with the majority of Radisson's 90,000 beds to be upgraded to Sleep Number(R) beds in 2005 and 2006.

"We are very excited to join with Select Comfort in this exclusive agreement which brings hotel bedding to a new level of comfort and choice in our industry," said Bj0rn Gullaksen, executive vice president and brand leader of Radisson Hotels & Resorts and Carlson Hotels Worldwide Full Service Hotels. "Radisson's mission is to become the leading brand of choice of frequent travelers who are seeking an upscale hotel experience because we meet their individual needs for comfort and service."

"The Sleep Number bed is a great fit for Radisson because it uniquely allows guests to adjust mattress firmness and support to their liking at the touch of a button," Gullaksen said. "Based on our extensive consumer research, the bed is one of the critical `guest experience' touch points that is highly valued at a full-service upscale hotel. We believe the Sleep Number bed exclusively designed for Radisson by Select Comfort will be a key brand differentiator that will distinguish Radisson from its competitors."

Gullaksen added that the Sleep Number bed has been tested in selected Radisson properties in the past two months and was exceptionally well received in consumer research.


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"Having Sleep Number beds in Radisson hotels is a great way for consumers to get a better night's sleep away from home," said Keith C. Spurgeon, senior vice president of sales for Select Comfort. "In addition, it represents an extension of Select Comfort's mission of improving peoples' lives by improving their sleep."

Spurgeon added that while Select Comfort expects the hospitality channel to provide a modest boost in sales and profit in 2005 and 2006, it more importantly represents an unprecedented trial opportunity that will help increase awareness of the Sleep Number(R) bed among the thousands of guests who stay at Radisson hotels each night.

PERSONALIZED BEDDING COMFORT FOR TRAVELERS
Radisson will accessorize the new custom-designed Sleep Number Bed by Select Comfort(TM) with an upscale customized linen set, designed to provide each guest with luxurious comfort. The linen set includes white 250-thread-count sheets, plush feather and down sleeping pillows and cases with dark navy piping, a duvet, coordinated bed skirt and throw blanket. The Sleep Number bed is currently available in select rooms at U.S. Radisson hotels in Minneapolis; Chicago and Moline, Ill.; Miami; Cleveland; Augusta, Ga.; Corning, N.Y.; Research Triangle Park, N.C.; San Antonio, Texas; and Palm Beach, Aruba, in the Caribbean.

Unlike traditional innerspring mattresses, the firmness of a Sleep Number bed can be adjusted at the touch of a button, allowing individuals to find their personalized Sleep Number(R) -- a number between zero and 100 that represents each person's ideal level of mattress comfort, firmness and support. In a study conducted at the Stanford University Medical Sleep Disorders Center, researchers found that 87 percent of those who slept on a Sleep Number bed experienced a greater percentage of REM sleep with fewer sleep disturbances. King- and queen-size beds at the Radisson allow each guest to independently control their Sleep Number(R) on their side of the bed.


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ABOUT RADISSON HOTELS
Radisson Hotels & Resorts is one of the world's leading full-service hotel companies and encompasses more than 430 properties in 61 countries. Radisson is focused on being the hotel of choice with business and leisure travelers, by understanding the independent mindset and changing needs of today's frequent travelers who want more control over their hotel experience. Radisson Hotels & Resorts is continuing to evolve the brand, introducing new product and service standards to address key guest needs and distinguish the hotels within the full-service category. Radisson is committed to providing personalized, professional and engaging guest service at every point of guest contact. Radisson Hotels & Resorts is a division of Carlson Hospitality Worldwide, a global leader in hospitality services encompassing more than 1,700 hotel, resort, restaurant and cruise ship operations in 82 countries. In addition to Radisson Hotels & Resorts, other Carlson Hotels Worldwide brands include: Regent International Hotels; Park Plaza Hotels & Resorts; Country Inns & Suites By Carlson; Park Inn; Radisson Seven Seas Cruises; T.G.I. Friday'; and other restaurant brands. For reservations at any Radisson hotel or resort, visit www.radisson.com, call (800) 333-3333 in the U.S. or Canada or contact your travel consultant.

ABOUT SELECT COMFORT

Founded  in  1987,  Select  Comfort  Corporation  is the  nation's  leading  bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 358 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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(1)     TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 26, 2003


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